Exhibit 99.2

AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2012 EARNINGS ANNOUNCEMENT
August 18, 2011
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 18, 2011 at 2:00 pm PDT (5:00 pm EDT) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Second Quarter Fiscal 2012 Overview

Demand across all geographies and business segments led to strong revenue and EPS growth for our second quarter.  Growth continues to be led by our Asia Pacific region and our manufacturing segment achieved record quarterly revenue. We also experienced strong revenue growth in our AEC segment.  Sales of our suites also helped drive overall revenue growth.

●	Revenue was $546 million, an increase of 16 percent, compared to the second quarter last year and 3 percent compared to the first quarter of fiscal 2012.
●	GAAP operating margin was 17 percent, compared to 17 percent in the second quarter last year and 15 percent in the first quarter of fiscal 2012.
●	Non-GAAP operating margin was 25 percent, compared to 25 percent in the second quarter last year and 23 percent in the first quarter of fiscal 2012.
●
On a GAAP basis, diluted earnings per share were $0.30, compared to diluted earnings per share of $0.25 in the second quarter last year and diluted earnings per share of $0.29 in the first quarter of fiscal 2012.

●
On a non-GAAP basis, diluted earnings per share were $0.44, compared to non-GAAP diluted earnings per share of $0.36 in the second quarter last year and non-GAAP diluted earnings per share of $0.40 in the first quarter of fiscal 2012.

●	Cash flow from operating activities was $132 million, compared to $112 million in the second quarter last year, and $128 million in the first quarter of fiscal 2012.

Revenue Analysis

(in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Total net revenue	$473	$477	$528	$528	$546
License and other revenue	$281	$282	$330	$323	$333
Maintenance revenue	$192	$195	$198	$205	$213

Total net revenue for the second quarter was $546 million, an increase of 16 percent compared to the second quarter last year as reported and 14 percent on a constant currency basis.  Total net revenue for the second quarter increased 3 percent sequentially as reported and 2 percent on a constant currency basis.

License and other revenue was $333 million, an increase of 19 percent compared to the second quarter last year, and 3 percent sequentially.

Revenue from commercial new licenses increased 11 percent compared to the second quarter last year, and 6 percent sequentially.

Maintenance revenue was a record high $213 million, an increase of 11 percent compared to the second quarter last year, and 4 percent sequentially.

Maintenance billings increased 37 percent compared to the second quarter last year.  Contributing to the growth was an increase in multi-year maintenance contracts.  Maintenance billings were flat sequentially.

Revenue by Geography

Revenue by Geography (in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
EMEA	$189	$183	$212	$215	$212
Americas	$168	$179	$193	$181	$191
Asia Pacific	$116	$115	$123	$132	$143

Emerging Economies	$71	$76	$85	$77	$88
Emerging as a percentage of Total Revenue	15%	16%	16%	15%	16%

Revenue in EMEA was $212 million, an increase of 12 percent compared to the second quarter last year as reported and 13 percent on a constant currency basis.  EMEA revenue decreased 1 percent sequentially as reported and 3 percent on a constant currency basis.

Revenue in the Americas was $191 million, an increase of 13 percent compared to the second quarter last year and 5 percent sequentially.

Revenue in Asia Pacific was $143 million, an increase of 24 percent compared to the second quarter last year as reported and 16 percent on a constant currency basis.  Revenue in Asia Pacific increased 9 percent sequentially as reported and 6 percent on a constant currency basis.

Revenue from emerging economies was $88 million, an increase of 23 percent compared to the second quarter last year as reported and 18 percent on a constant currency basis.  Revenue from emerging economies increased 14 percent sequentially as reported and 12 percent on a constant currency basis.

Effective in the second quarter of 2012, we have changed the way we calculate constant currency growth rates.  Under the new methodology, all hedging gains and losses are removed from the calculation.  Previously we had not excluded hedging gains and losses from the prior period.  We believe this change is more useful to the users of our financial information as it more closely represents the underlying business growth rates.  All prior period comparative information has been revised to conform to the current methodology.  See discussion under “Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth” at the end of these Prepared Remarks for further details.

Revenue by Product Type

Revenue by Product Type1	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Flagship	$288	$288	$309	$325	$308
Suites	$109	$111	$129	$124	$158
New and Adjacent	$76	$78	$90	$79	$80

1  Revenue by Product Type for periods prior to 1Q 2012 have been reclassified to conform with the current presentation.

Revenue from Flagship products was $308 million, or 56 percent of total revenue.  Revenue from Flagship products increased 7 percent compared to the second quarter last year, and decreased 5 percent sequentially.

Revenue from Suites was $158 million, or 29 percent of total revenue.  Revenue from Suites increased 45 percent compared to the second quarter last year, and 27 percent sequentially.  Suites revenue includes previously existing suites, such as our Inventor and Revit family suites, as well as recently launched design and creation suites.

Revenue from New and Adjacent products was $80 million, or 15 percent of total revenue.  Revenue from New and Adjacent products increased 5 percent compared to the second quarter last year, and 1 percent sequentially.

As our new and existing customers migrate from our stand-alone products, we anticipate that our revenue from Suites will increase as a percentage of revenue and that our revenue from our Flagship and New and Adjacent products will similarly decline as a percentage of revenue.

Revenue by Business Segment

Revenue by Segment (in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Platform Solutons and Emerging Business	$177	$174	$181	$211	$199
Architecture, Engineering and Construction	$133	$136	$162	$141	$158
Manufacturing	$113	$117	$133	$123	$136
Media and Entertainment	$50	$50	$52	$53	$54

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $199 million, an increase of 12 percent compared to the second quarter last year and a decrease of 6 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $172 million, an increase of 6 percent compared to the second quarter last year, and a decrease of 11 percent sequentially.  AutoCAD LT revenue declined sequentially due to strong sales in the first quarter related to targeted product promotions.  Revenue from PSEB suites grew 111 percent compared to the second quarter last year and 77 percent sequentially off a small base driven by an increase in revenue from educational suites and the recently introduced Autodesk Design Suite.

Revenue from our Architecture, Engineering and Construction (AEC) business segment was $158 million, an increase of 19 percent compared to the second quarter last year, and 12 percent sequentially.  Revenue from our AEC suites increased 52 percent compared to the second quarter last year and 28 percent sequentially.

Revenue from our Manufacturing business segment was a record high of $136 million and increased 20 percent compared to the second quarter last year, and 10 percent sequentially.  Revenue from our Manufacturing suites increased 28 percent compared to the second quarter last year, and 17 percent sequentially.

Revenue from our Media and Entertainment business segment was $54 million, an increase of 9 percent compared to the second quarter last year, and 2 percent sequentially.  Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites increased 15 percent compared to the second quarter last year and was flat sequentially.  As a reminder, our Entertainment Creation Suites were initially launched in the third quarter of fiscal 2010.  Revenue from Creative Finishing decreased 2 percent compared to the second quarter last year and increased 6 percent sequentially.

Margins and EPS Review

Gross Margin	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Gross Margin - GAAP	90%	90%	91%	90%	89%
Gross Margin - Non-GAAP	92%	92%	93%	91%	91%

Operating Expenses (in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Operating Expenses - GAAP	$345	$359	$408	$395	$394
Operating Expenses - Non-GAAP	$317	$337	$382	$364	$360

Operating Margin	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Operating Margin - GAAP	17%	15%	14%	15%	17%
Operating Margin - Non-GAAP	25%	21%	20%	23%	25%

Earnings Per Share	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Diluted Net Income Per Share - GAAP	$0.25	$0.23	$0.26	$0.29	$0.30
Diluted Net Income Per Share - Non-GAAP	$0.36	$0.32	$0.35	$0.40	$0.44

GAAP gross margin in the second quarter was 89 percent.  Non-GAAP gross margin in the second quarter was 91 percent.  The year-over-year decrease of both GAAP and non-GAAP gross margin is primarily related to an increase in our consulting business costs and maintenance support costs.

GAAP operating margin was 17 percent and increased 50 basis points compared to the second quarter last year.  GAAP operating margin increased 250 basis points sequentially.

Non-GAAP operating margin was 25 percent and increased 80 basis points compared to the second quarter last year.  The year-over-year increase in both GAAP and non-GAAP operating margin was driven by increased revenue.  Non-GAAP operating margin increased 290 basis points sequentially.  The sequential increase in both GAAP and non-GAAP operating margin was driven primarily by increased revenue.

GAAP operating expenses increased 14 percent year-over-year and were flat sequentially.  Non-GAAP operating expenses increased 14 percent year-over-year and decreased 1 percent sequentially. The year-over-year increase in both GAAP and non-GAAP operating expenses is primarily related to higher employee and information technology related costs.

The second quarter effective tax rate was 24 percent for our GAAP results and 25 percent for our non-GAAP results.

Earnings per diluted share for the second quarter were $0.30 GAAP and $0.44 non-GAAP.

The share count used to compute basic net income per share was 229.4 million.  The share count used to compute diluted net income per share was 236.6 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
FX Impact on Total Net Revenue	$11	$10	$1	$(3)	$8
FX Impact on Cost of Revenue and Operating Expenses	$0	$(2)	$(2)	$(9)	$(17)
FX Impact on Operating Income	$11	$8	$1	$(12)	$(9)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program in the second quarter was $8 million favorable on revenue and $17 million unfavorable on cost of revenue and operating expenses.

Compared to the first quarter of fiscal 2012, the impact of foreign currency exchange rates and hedging was $7 million favorable on revenue and $4 million unfavorable on expenses.

Effective in the second quarter of fiscal 2012, we have changed the way we calculate foreign currency impact on total net revenue, and cost of revenue and operating expenses to include the impact of our hedging program on both the current and prior period.  We believe this change is more useful to the users of our financial information as it more fully reflects the impact of movements in foreign currency on our U.S. Dollar financial results.  All prior period comparative information has been revised to conform to the new  methodology.  See discussion under “Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth” at the end of these Prepared Remarks for further details.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	2Q 2011	3Q 2011	4Q 2011	1Q 2012	2Q 2012
Cash Flow from Operating Activities	$112	$114	$176	$128	$132
Capital Expenditures	$5	$7	$10	$23	$30
Depreciation and Amortization	$26	$27	$26	$25	$30
Total Cash and Marketable Securities	$1,271	$1,337	$1,467	$1,526	$1,553
Days Sales Outstanding	44	46	55	47	49
Deferred Revenue	$526	$507	$588	$622	$642

Total cash and investments at the end of the second quarter were approximately $1.6 billion.

During the second quarter, Autodesk used $101 million to repurchase 2.5 million shares of common stock at an average price of $40.33 per share.

Cash flow from operating activities during the second quarter was $132 million, an increase of 18 percent compared to the second quarter last year and 3 percent sequentially.

Shippable backlog at the end of the second quarter was $25 million, an increase of $4 million compared to the second quarter last year, and flat sequentially.

Deferred revenue was a quarter-end record $642 million, an increase of 22 percent compared to the second quarter last year and 3 percent sequentially.  The year-over-year and sequential increase is primarily due to strong maintenance billings including an increase in multi-year maintenance agreements.

Total backlog at the end of the second quarter, including deferred revenue and shippable backlog orders was a quarter-end record $668 million, an increase of $120 million compared to the second quarter of last year and $20 million sequentially.

At the end of the second quarter, channel inventory was below two weeks.

Days sales outstanding (DSO) was 49 days, an increase of 5 days compared to the second quarter last year driven by a shift in billings linearity and strong subscription billings.  DSO increased 2 days sequentially.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

Third Quarter Fiscal 2012

3Q FY12 Guidance Metrics	3Q FY12 (ending October 31, 2011)
Revenue (in millions)	$535 to $550
EPS - GAAP	$0.25 to $0.29
EPS - Non-GAAP	$0.38 to $0.42

Non-GAAP earnings per diluted share for the third quarter of fiscal 2012 exclude $0.08 related to stock-based compensation expense, and $0.05 for amortization of acquisition related intangibles, net of tax.

A portion of the projected euro and yen denominated net revenue for our third quarter fiscal 2012 has been hedged, which should help reduce the impact of currency fluctuations on our third quarter results.  However, over an extended period of time currency fluctuations will increasingly impact our results.

Full Year Fiscal 2012

Net revenue for fiscal 2012 is expected to increase by approximately 13 percent compared to fiscal 2011.  Autodesk anticipates fiscal 2012 GAAP and non-GAAP operating margins to increase by greater than 200 basis points compared to fiscal 2011.  Non-GAAP operating margin improvement excludes 70 basis points of restructuring charges, negative 10 basis points of amortization of acquisition related intangibles, and negative 50 basis points of stock-based compensation expense.

Both third quarter fiscal 2012 and full year fiscal 2012 outlooks assume an annual effective tax rate of approximately 23 percent for GAAP results and approximately 25 percent for non-GAAP results.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates.  A few points on our hedging program include:

●
We do not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period.  However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.

“Flagship” includes the following products:

●	3ds Max
●	AutoCAD
●	AutoCAD LT
●	AutoCAD vertical products such as AutoCAD Mechanical and AutoCAD Architecture
●	Civil 3D
●	Inventor products (standalone)
●	Maya
●	Plant 3D
●	Revit products (standalone)

“Suites” include the following products classes:

●	Autodesk Design Suites
●	Building Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites
●	Factory Design Suites
●	Infrastructure Design Suites
●	Inventor family suites
●	Plant Design Suites
●	Product Design Suites
●	Revit family suites

“New and Adjacent” includes the following products and services:

●	Algor products
●	Alias Design products
●	Autodesk Consulting
●	Buzzsaw
●	Constructware
●	Consumer products
●	Creative Finishing products
●	Moldflow products
●	Navisworks
●	Vault products
●	All other products

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated market, maintenance billings, and revenue trends, cost savings, revenue performance (including by geography, product and product type), margin improvement, market and product positions, the impact of foreign exchange hedges and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including:  general market, political, economic and business conditions, our performance in particular geographies, including emerging economies, failure to successfully expand adoption of our products, failure to successfully incorporate sales of products suites into our overall sales strategy, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2011 and Form 10-Q for the quarter ended April 30, 2011, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2011 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information(a)

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546			$1,075
License and Other Revenue	$323	$333			$656
Maintenance Revenue	$205	$213			$419

GAAP Gross Margin	90%	89%			90%
Non-GAAP Gross Margin (1)(2)	91%	91%			91%

GAAP Operating Expenses	$395	$394			$789
GAAP Operating Margin	15%	17%			16%
GAAP Net Income	$69	$71			$141
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30			$0.59

Non-GAAP Operating Expenses (1)(3)	$364	$360			$723
Non-GAAP Operating Margin (1)(4)	23%	25%			24%
Non-GAAP Net Income (1)(5)	$94	$104			$197
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.40	$0.44			$0.83

Total Cash and Marketable Securities	$1,526	$1,553			$1,553
Days Sales Outstanding	47	49			49
Capital Expenditures	$23	$30			$53
Cash Flow from Operating Activities	$128	$132			$261
GAAP Depreciation and Amortization	$25	$30			$54

Deferred Maintenance Revenue Balance	$543	$566			$566

Revenue by Geography (in millions):
Americas	$181	$191			$373
Europe, Middle East and Africa	$215	$212			$427
Asia Pacific	$132	$143			$275

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199			$409
Architecture, Engineering and Construction	$141	$158			$299
Manufacturing	$123	$136			$259
Media and Entertainment	$53	$54			$107

Other Revenue Statistics:
% of Total Rev from Flagship Revenue	61%	56%			59%
% of Total Rev Suites Revenue	23%	29%			26%
% of Total Rev New and Adjacent Revenue	15%	15%			15%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%			34%
% of Total Rev from Emerging Economies	15%	16%			15%
Upgrade and Crossgrade Revenue (in millions)	$53	$41			$94

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8			$5
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)			$(26)
FX Impact on Operating Income	$(12)	$(9)			$(21)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187			$386
Architecture, Engineering and Construction	$128	$143			$271
Manufacturing	$113	$124			$238
Media and Entertainment	$43	$44			$86
Unallocated amounts	$(9)	$(10)			$(19)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8			228.8
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6			236.9
Shares Repurchased	1.7	2.5			4.2

Installed Base Statistics:
Maintenance Installed Base	3,004,000	2,985,000			2,985,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses. Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period. Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period. Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results. All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth using new methodology	12%	14%			13%
Constant currency revenue growth using previous methodology	11%	10%			11%
Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions), using previous methodology:
FX Impact on Total Net Revenue	$2	$24			$26
FX Impact on Cost of Revenue and Total Operating Expenses	$(10)	$(19)			$(29)
FX Impact on Operating Income	$(8)	$5			$(3)
(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall  understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.

These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%			90%
Stock-based compensation expense	0%	0%			0%
Amortization of developed technology	1%	2%			1%
Non-GAAP Gross Margin	91%	91%			91%

(3) GAAP Operating Expenses	$395	$394			$789
Stock-based compensation expense	(25)	(26)			(51)
Amortization of customer relationships and trade names	(7)	(9)			(16)
Restructuring charges	-	1			1
Non-GAAP Operating Expenses	$364	$360			$723

(4) GAAP Operating Margin	15%	17%			16%
Stock-based compensation expense	5%	5%			5%
Amortization of developed technology	2%	2%			2%
Amortization of customer relationships and trade names	1%	2%			1%
Restructuring charges	0%	0%			0%
Non-GAAP Operating Margin	23%	25%			24%

(5) GAAP Net Income	$69	$71			$141
Stock-based compensation expense	26	27			53
Amortization of developed technology	8	9			17
Amortization of customer relationships and trade names	7	9			16
Restructuring charges	-	(1)			(1)
Discrete GAAP tax provision items	(4)	1			(3)
Income tax effect of non-GAAP adjustments	(12)	(12)			(24)
Non-GAAP Net Income	$94	$104			$197

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30			$0.59
Stock-based compensation expense	0.11	0.12			0.22
Amortization of developed technology	0.03	0.04			0.07
Amortization of customer relationships and trade names	0.03	0.04			0.07
Restructuring charges	-	(0.01)			(0.01)
Discrete GAAP tax provision items	(0.02)	0.01			(0.01)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)			(0.10)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44			$0.83

Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477	$528	$1,952
License and Other Revenue	$280	$281	$282	$330	$1,172
Maintenance Revenue	$195	$192	$195	$198	$780

GAAP Gross Margin	89%	90%	90%	91%	90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%	93%	92%

GAAP Operating Expenses	$373	$345	$359	$408	$1,484
GAAP Operating Margin	11%	17%	15%	14%	14%
GAAP Net Income	$37	$60	$54	$62	$212
GAAP Diluted Net Income Per Share (c)	$0.16	$0.25	$0.23	$0.26	$0.90

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337	$382	$1,371
Non-GAAP Operating Margin (1)(4)	20%	25%	21%	20%	21%
Non-GAAP Net Income (1)(5)	$68	$85	$75	$83	$310
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.29	$0.36	$0.32	$0.35	$1.32

Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,467
Days Sales Outstanding	42	44	46	55	55
Capital Expenditures	$6	$5	$7	$10	$28
Cash Flow from Operating Activities	$139	$112	$114	$176	$541
GAAP Depreciation and Amortization	$27	$26	$27	$26	$105

Deferred Maintenance Revenue Balance	$492	$473	$450	$509	$509

Revenue by Geography (in millions):
Americas	$161	$168	$179	$193	$701
Europe, Middle East and Africa	$199	$189	$183	$212	$783
Asia Pacific	$115	$116	$115	$123	$468

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174	$181	$716
Architecture, Engineering and Construction	$137	$133	$136	$162	$568
Manufacturing	$108	$113	$117	$133	$470
Media and Entertainment	$46	$50	$50	$52	$198

Other Revenue Statistics:
% of Total Rev from Flagship Revenue (d)	62%	61%	60%	58%	60%
% of Total Rev Suites Revenue (d)	22%	23%	23%	25%	23%
% of Total Rev New and Adjacent Revenue (d)	15%	16%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%	31%	33%
% of Total Rev from Emerging Economies	14%	15%	16%	16%	15%
Upgrade and Crossgrade Revenue (in millions)	$51	$18	$32	$61	$162

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$20	$11	$10	$1	$41
FX Impact on Cost of Revenue and Total Operating Expenses	$(10)	$-	$(2)	$(1)	$(13)
FX Impact on Operating Income	$10	$11	$8	$-	$28

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164	$173	$679
Architecture, Engineering and Construction	$123	$122	$124	$149	$518
Manufacturing	$100	$105	$110	$125	$439
Media and Entertainment	$36	$38	$39	$41	$154
Unallocated amounts	$(9)	$(9)	$(9)	$(9)	$(35)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.4	227.2	227.1	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	234.6	233.8	232.4	235.0	234.2
Shares Repurchased	2.0	2.5	2.5	2.0	9.0

Installed Base Statistics:
Maintenance Installed Base	2,383,000	2,631,000	2,813,000	2,936,000	2,936,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses.  Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period.  Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period.  Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results.  All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Constant currency revenue growth using new methodology	7%	11%	12%	15%	11%
Constant currency revenue growth using previous methodology	7%	13%	15%	19%	13%
Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions), using previous methodology:
FX Impact on Total Net Revenue	$21	$5	$(4)	$(14)	$8
FX Impact on Cost of Revenue and Total Operating Expenses	$(11)	$-	$(1)	$-	$(12)
FX Impact on Operating Income	$10	$5	$(5)	$(14)	$(4)
(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.

These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%	90%	91%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	92%	92%	93%	92%

(3) GAAP Operating Expenses	$373	$345	$359	$408	$1,484
Stock-based compensation expense	(24)	(20)	(16)	(18)	(78)
Amortization of customer relationships and trade names	(6)	(6)	(6)	(6)	(24)
Restructuring charges	(7)	(2)	-	(2)	(11)
Non-GAAP Operating Expenses	$336	$317	$337	$382	$1,371

(4) GAAP Operating Margin	11%	17%	15%	14%	14%
Stock-based compensation expense	5%	5%	3%	3%	4%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	1%	1%	1%	1%
Restructuring charges	1%	0%	0%	0%	0%
Non-GAAP Operating Margin	20%	25%	21%	20%	21%

(5) GAAP Net Income	$37	$60	$54	$62	$212
Stock-based compensation expense	24	21	17	18	80
Amortization of developed technology	8	8	8	8	32
Amortization of customer relationships and trade names	6	6	6	6	24
Restructuring charges	7	2	-	2	11
Discrete GAAP tax provision items (7)	(2)	-	-	(5)	(6)
Income tax effect of non-GAAP adjustments	(12)	(12)	(10)	(8)	(43)
Non-GAAP Net Income	$68	$85	$75	$83	$310

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90
Stock-based compensation expense	0.10	0.09	0.07	0.08	0.34
Amortization of developed technology	0.03	0.03	0.04	0.04	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.02	0.10
Restructuring charges	0.03	0.01	-	0.01	0.05
Discrete GAAP tax provision items (7)	(0.01)	-	-	(0.02)	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)	(0.04)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32	$0.35	$1.32

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.